Exhibit 10.1.7
AMENDMENT #7
TO THE SHARED SERVICES AGREEMENT
This Amendment No. 7 to the Shared Services Agreement (this “Amendment”), dated as of the last date of signature below, is made by and between Dell Inc., for itself and its Subsidiaries (excluding Spyglass) (“Dell”), and SecureWorks Corp. (f/k/a SecureWorks Holding Corporation), for itself and its Subsidiaries (“Spyglass”) (each a “Party” and collectively, the “Parties”) to amend and restate Schedule D to the Shared Services Agreement, dated July 20, 2015, that was entered into by and between the Parties (as amended, the “Agreement” or “SSA”).
Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement. The effective date of this Amendment shall be July 1, 2023 (the “Effective Date”).
RECITALS
WHEREAS, pursuant to the Agreement, Dell is providing to Spyglass certain Services set forth on Service Schedules in accordance with the terms and subject to the conditions set forth in the Agreement; and
WHEREAS, the Parties desire to amend and restate Schedule D of the Agreement.
NOW, THEREFORE, in condition of the mutual agreements, provision and covenants contained in this Amendment, the Parties, intending to be legally bound, hereby agrees as follows:
1.    Schedule D. Schedule D of the Agreement shall be amended and restated in its entirety as follows:
SCHEDULE D
Legal
Summary Description of Services

Exhibit 10.1.7

Functional Category	Services	Service Termination Date
Litigation
Dell shall provide internal support to Spyglass for the following matters:
(i)    Employment matters, ethics interviews and employee investigations (including arbitration)
(ii)    Management of legal holds and assistance with policies, procedures and processes on such matters
(iii)    Litigation management for all other matters not included in (i) or (ii) above
(iv)     Coordination with outside litigation counsel and other litigation professionals or vendors for matters not included in (i) above.
Each Litigation Service listed in the Services column of this Schedule D shall terminate on the corresponding date below. (i) Ongoing (ii) Ongoing (iii) November 3, 2023 (iv) November 3, 2023
Intellectual Property Management	Dell shall provide support for: (i) Patent prosecution (ii) Trademark, copyright and patent management (iii) Coordination with outside IP counsel (iv) Domain name management.	All Intellectual Property Management Services shall terminate on February 2, 2024.
General Corporate
Dell shall provide support for:
(i)     SEC Compliance
(ii)    Board management for U.S.-based entities of Spyglass
(iii)    Legal entity management of U.S.-based entities of Spyglass
(iv)    Board management activities of the non-U.S. subsidiaries of Spyglass
(v)    Legal entity management of the non-U.S. subsidiaries of Spyglass
(vi)    ERISA and general employment matters for Spyglass and its subsidiaries.

Each General Corporate Service listed in the Services column of this Schedule D shall terminate on the corresponding date below.

(i)    August 4, 2023
(ii)    February 2, 2024
(iii)    Ongoing
(iv)    Ongoing
(v)    Ongoing
(vi)    Ongoing

Ethics and Compliance	Dell shall assist with the implementation and maintenance of policies and procedures designed to ensure compliance with (1) external regulatory requirements, and (2) business and ethical standards.	All Ethics and Compliance Services listed in the Services column of this Schedule D are to be provided on an ongoing basis.
Real Estate	Dell shall provide support for the negotiation and management of leasing for facilities.	All Real Estate Services listed in the Services column of this Schedule D shall terminate on November 3, 2023; provided, however, that Dell shall continue the Facilities/Security Services provided to Spyglass under Schedule F of the SSA (and any amendments or modifications made thereto).

Exhibit 10.1.7

Terms and Conditions Specifically Applicable to Legal Services:
•Dell Service Coordinator:
o    Christopher Garcia
            Email: Christopher.A.Garcia@dell.com

•Spyglass Service Coordinator:
o    George Hanna
Email: ghanna@secureworks.com

•Billing Methodology:
o    Pricing: $10,000 per month, effective July 1, 2023
o    Special Pricing (if different than set forth above):
    Spyglass shall be responsible for the cost of any judgments, settlements and legal fees incurred in connection with any existing or future litigation matter attributable to Spyglass.
    All expenses for outside counsel will be billed directly to Spyglass and processed through TyMetrix.
    Spyglass shall be responsible for the costs associated with external support hired by Dell or Spyglass to assist Dell with its responsibilities in supporting Spyglass with employment matters, ethics interviews and employee investigations.

•Dell agrees to use commercially reasonable efforts to assist Spyglass with the transition of Legal services, and all associated data, as described in this amended and restated Schedule D.
[END OF SCHEDULE D]
2.    Except as amended by the terms of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control. This amendment and the Agreement constitute the sole and entire understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all prior negotiations, representations, agreements, and understandings (oral or written) between the Parties with respect to such matters. This Amendment shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the Parties have executed this Amendment to the Agreement as of the date set forth below.

DELL INC

By: /s/ Christopher A. Garcia
Name:    Christopher A. Garcia
Title:    Senior Vice President & Assistant Secretary
Date:    7/21/2023

SecureWorks Corp.
By:    /s/ George B. Hanna
Name:    George B. Hanna
Title:    Chief Legal Officer & Corporate Secretary
Date:     7/21/2023